EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-140580) and Forms S-8 (No. 33-23201, No. 033-53799, No. 333-35001, No. 333-43158, No. 333-156090, and 333-191870) of Unifi, Inc. of our report dated March 31, 2015 relating to the consolidated financial statements of Parkdale America, LLC, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina

March 31, 2015